EXHIBIT 99.3

SERVICE 1ST BANCORP
NOMINATING COMMITTEE CHARTER

I.     Purpose

The purpose of the Nominating Charter is to establish a written charter concerning the process of identifying, evaluating and nominating candidates, including candidates proposed by shareholders, for election to the Board of Directors.

II.	Nominating Committee

The Board of Directors of Service 1st Bancorp (the “Company”) shall appoint a Nominating Committee of at least three (3) members, consisting of a majority of independent directors, and shall designate one member as chairperson. The members of the Nominating Committee shall serve at the discretion of the Board of Directors. For purposes hereof, an “independent” director is a director who qualifies as independent under the definition of “independence” contained in applicable rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002 and the Nasdaq Listing Rules. The Nominating Committee has responsibility for considering appropriate candidates as directors. Candidates proposed as nominees for election to the Company’s Board of Directors shall be evaluated, selected and recommended to the Board of Directors by the Nominating Committee.

III. Nomination Process and Criteria

1.

Candidates shall be evaluated based on the criteria established by the Board of Directors. Minimum criteria for non-employee candidates includes “independence” and “financial literacy,” as defined under applicable rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002, and Nasdaq Listing Rules. Additional criteria may include (a) satisfactory results of any background investigation, (b) experience and expertise, (c) financial resources, (d) ability to devote the time and effort necessary to fulfill the responsibilities of a director, (e) involvement in community activities in the market areas served by the Company and its subsidiary, Service 1st Bank, that may enhance the reputation of the Company and the Bank, and (f) such other criteria as the Nominating Committee and the Board of Directors may determine to be relevant. The Company and the Bank operate in a highly regulated industry and are subject to the supervision, regulation and periodic examination by state and federal banking regulatory authorities including the Board of Governors of the Federal Reserve System, California Commissioner of Financial Institutions and Federal Deposit Insurance Corporation. Directors of the Company and the Bank are subject to certain rules and regulations and potential liabilities not otherwise applicable to directors of non-banking organizations. Consequently, the Nominating Committee and the Board of Directors may choose to include more extensive inquiries into personal background information including confirmation of the accuracy and completeness of background information by (a) requiring candidates to complete questionnaires to elicit information of the type required to be disclosed by the Company in reports filed with the Securities and Exchange Commission, state and federal banking regulatory authorities, or other governmental authorities having jurisdiction over the Company and the Bank, (b) conducting background investigations by qualified independent organizations experienced in conducting criminal and civil investigatory reviews, and (c) such other personal and financial reviews and analyses as the Nominating Committee and the Board of Directors may deem appropriate in connection with the consideration of candidates.

2.

Any recommendations by shareholders will be evaluated by the Nominating Committee and the Board of Directors in the same manner as any other recommendation and in each case in accordance with the Nominating Charter. Shareholders that desire to recommend candidates for consideration by the Nominating Committee and the Board of Directors should mail or deliver written recommendations to the Company addressed as follows: Board of Directors, Service 1st Bancorp, 2800 West March Lane, Suite 120, Stockton, CA 95219. Each recommendation should include biographical information indicating the background and experience of the candidate that qualifies the candidate for consideration as a director for evaluation by the Nominating Committee and the Board of Directors. Shareholders who wish to nominate a candidate for election to the Company’s Board of Directors, as opposed to recommending a potential nominee for consideration by the Nominating Committee and the Board of Directors, are required to comply with the advance notice and any other requirements of the Company’s bylaws or applicable laws and regulations.

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3.

Any candidate nominated for election to the Board of Directors must receive a majority of votes in favor of nomination from independent members of the Nominating Committee and the Board of Directors. Directors who are not independent shall not vote, but may be present during the voting.

	4.	Each candidate shall be required to meet with the Nominating Committee and the Board of Directors.

5.

Each existing member of the Board of Directors whose term is ending must be evaluated for nomination to be re-elected. This review will include review of attendance, participation, continuing education, investment in shares, business development and community involvement. In lieu of the information required to be provided by new candidates for election to the Board of Directors, the Nominating Committee and the Board of Directors may rely upon the information contained in the most recent annual Directors and Officers Questionnaire completed by the existing member of the Board of Directors, subject to such updated information as the Nominating Committee and the Board of Directors may deem appropriate. Such existing members of the Board of Directors must receive a majority of votes in favor of nomination from the other independent directors.

	6.	The Board of Directors may also elect to use organizations in the future to identify or evaluate candidates for consideration by the Board of Directors.

IV.	Annual Nominations

The Nominating Committee shall evaluate, select and recommend to the Board of Directors nominees for election (a) annually prior to distribution of the Company’s proxy solicitation materials and (b) at such other times as may be appropriate to fill vacancies in accordance with the Company’s bylaws.

V.	Conflicts

Any conflicts between the provisions of this Charter and the provisions of the Company’s bylaws shall be resolved in favor of the bylaw provisions and nothing contained herein shall be construed as an amendment of the Company’s bylaws.

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